PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	Janet G. Keckeisen
5430 LBJ Freeway, Suite 1700	Investor Relations
Dallas, Texas 75240	Tel. 972-233-1700

COMPX REPORTS THIRD QUARTER 2019 RESULTS

DALLAS, TEXAS …October 30, 2019 … CompX International Inc. (NYSE American: CIX) announced today sales of $29.7 million for the third quarter of 2019 compared to $30.0 million in the same period of 2018.  Operating income was $4.3 million for the third quarter of 2019 compared to $4.5 million in the same period of 2018.  Net income for each of the third quarters of 2019 and 2018 was $3.9 million. Earnings per diluted share were $0.31 and $0.32 in the third quarter of 2019 and 2018, respectively.

For the nine months ended September 30, 2019, sales were $94.6 million compared to $90.8 million in the previous year.  Operating income was $14.2 million for the first nine months of 2019 compared to $14.9 million for 2018.  Net income for the nine months ended September 30, 2019 was $12.8 million, or $1.03 per diluted share, compared to $12.7 million, or $1.02 per diluted share, in 2018.

Third quarter 2019 net sales decreased over the comparable 2018 period as higher Marine Components sales to the towboat market were more than offset by lower Security Products sales across a variety of markets. Net sales increased for the first nine months of 2019 compared to the same period in 2018 due to strong sales growth at Marine Components, partially offset by lower Security Products sales predominantly in the third quarter.  Operating income decreased for the third quarter and for the first nine months of 2019 compared to the same periods in 2018 primarily due to lower sales volumes and increased labor rates and associated payroll costs at our Security Products segment, partially offset by the effect of higher sales volumes at our Marine Components segment.

CompX is a leading manufacturer of security products and recreational marine components.  It operates from four locations in the U.S. and employs approximately 560 people.

Forward-Looking Statements

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management’s belief and assumptions based on currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  The factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future demand for our products,
•
Changes in our raw material and other operating costs (such as zinc, brass, aluminum, steel and energy costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs,

•	Price and product competition from low-cost manufacturing sources (such as China),
•	The impact of pricing and production decisions,
•	Customer and competitor strategies including substitute products,
•	Uncertainties associated with the development of new product features,
•	Future litigation,
•	Potential difficulties in integrating future acquisitions,
•	Decisions to sell operating assets other than in the ordinary course of business,
•	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including tax reform,
•	The impact of current or future government regulations (including employee healthcare benefit related regulations),
•	General global economic and political conditions that introduce instability into the U.S. economy (such as changes in the level of gross domestic product in various regions of the world),
•
Operating interruptions (including, but not limited to labor disputes, hazardous chemical leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber-attacks); and

•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2019	2018	2019

Net sales	$30.0	$29.7	$90.8	$94.6
Cost of goods sold	20.4	20.2	60.5	64.6
Gross profit	9.6	9.5	30.3	30.0
Selling, general and administrative expense	5.1	5.2	15.4	15.8
Operating income	4.5	4.3	14.9	14.2
Interest income	0.7	0.8	1.9	2.5
Income before taxes	5.2	5.1	16.8	16.7
Provision for income taxes	1.3	1.2	4.1	3.9
Net income	$3.9	$3.9	$12.7	$12.8

Basic and diluted net income
per common share	$0.32	$0.31	$1.02	$1.03

Weighted average diluted common
shares outstanding	12.4	12.4	12.4	12.4